Exhibit 99.1

TOMI Environmental Announces Preliminary Second Quarter Revenue

Second quarter revenues expected to be approximately $3.0 million, increasing by approximately 10% YoY and 170% sequentially
BIT Solution sales expected to increase by approximately 31% YoY and 171% sequentially

FREDERICK, Md., July 25, 2024 (GLOBE NEWSWIRE) -- TOMI Environmental Solutions, Inc. (“TOMI”) (NASDAQ: TOMZ), a global company that specializes in disinfection and decontamination through the utilization of its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced preliminary unaudited revenue for its second quarter ended June 30, 2024.

Revenue is expected to be approximately $3.0 million, an increase of 10% over the second quarter ended June 30, 2023, and approximately 170% over the first quarter ended March 31, 2024. Additionally, The Company expects second quarter BIT Solution sales to increase by approximately 31% compared to the second quarter of 2023 and by 171% sequentially over the first quarter of 2024.

Dr. Halden Shane, TOMI Chief Executive Officer states, “Our strategic growth initiatives are yielding positive outcomes, and we anticipate improved financial results in the second quarter. We believe that this improved result is a reflection of our successful strategy to expand and grow our sales channels and customer base which is driving strong growth in our product and service revenues.

“This is the strongest quarterly revenue we have achieved since Covid. A key driver of our long-term growth continues to be the demand for our Custom Engineered Systems (CES). Additionally, our semi-permanent solution, the SteraMist Hybrid, launched last year, offers numerous opportunities and has proven to be an excellent solution for many.  Also, year to date we have nearly matched the total number of mobile equipment sales that we realized in all of 2023.  These innovative products are designed to drive recurring, high-margin BIT solution revenues as part of our razor/razor-blade model, and we anticipate increased solution sales in the second quarter. Based on our healthy pipeline, we expect continued growth through the back half of the year aligning with analyst estimates.”

The Company expects to announce full second quarter results the first week of August 2024.

The preliminary financial results for the quarter ended June 30, 2024, are unaudited, reflect the Company’s estimated financial results and are based on information available to management as of the date of this release and are subject to potential further material changes upon completion of the Company’s standard quarter-end closing procedures. In preparing this information, management made certain judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our actual financial results for the three months ended June 30, 2024, have not yet been finalized by management and remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the review of our financial statement by our independent auditors. These preliminary estimated results do not represent a comprehensive statement of all financial results for the three and six months ended June 30, 2024. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on our judgments and estimates referred to above.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ: TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.
TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com/ or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contain forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating expected revenue and sales for the second quarter ended June 30, 2024. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:
John Nesbett/Roz Christian
IMS Investor Relations
tomi@imsinvestorrelations.com